UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.____)*

                          NEOMEDIA TECHNOLOGIES, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   640505 10 3
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or other wise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

CUSIP NO.      540505103           13G

(1)      NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         William E. Fritz


(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]
         Not applicable.
                                                            (b)  [ ]

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States


NUMBER OF     (5) SOLE VOTING POWER
SHARES
BENEFICIALLY        175,467
OWNED BY
EACH
REPORTING     (6) SHARED VOTING POWER
PERSON
WITH                1,511,742

              (7) SOLE DISPOSITIVE POWER

                    175,467

              (8) SHARED DISPOSITIVE POWER

                    1,511,742


(9)        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON

           1,687,209


(10)       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable.


(11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           31.4


(12)       TYPE OF REPORTING PERSON*

           IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 Pages

                                  SCHEDULE 13G

                                WILLIAM E. FRITZ

ITEM 1.

         (a)      NeoMedia Technologies, Inc.

         (b)      2201 Second Street, Suite 600
                  Fort Myers, FL   33901

ITEM 2.

         (a)      William E. Fritz

         (b)      2201 Second Street, Suite 600
                  Fort Myers, FL   33901

         (c)      U.S.A.

         (d)      Common Stock

         (e)      640505 10 3

ITEM 3.

         Not applicable.

ITEM 4.       OWNERSHIP.

         (a)      1,511,742 shares, as a General Partner of the Fritz
                  Family Limited Partnership and 175,467 shares as the trustee of three separate trusts.

         (b)      31.4%

         (c)      (i)      175,467

                  (ii)     1,511,742

                  (iii)    175,467

                  (iv)     1,511,742

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.


                                Page 3 of 4 Pages

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         William E. Fritz and Edna Fritz are the General Partners of the Fritz Family Limited Partnership, and together maintain voting and dispositional control of the 1,511,742 shares owned by the Limited Partnership, and William E. Fritz is the trustee of three separate trusts, each of which has 58,489 shares (or an aggregate of 175,467 shares).

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10.       CERTIFICATION.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.

                               9/29/97
                               ------------------------------------------------
                               Date

                               /s/ WILLIAM E. FRITZ
                               ------------------------------------------------
                               Signature

                               WILLIAM E. FRITZ, GENERAL PARTNER OF FRITZ FAMILY LIMITED PARTNERSHIP
                               -------------------------------------------------
                               Name/Title


                               Page 4 of 4 Pages